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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated August 9, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes in 1994) on the consolidated financial statements of Suburban Bancorporation, Inc. and subsidiaries for the year ended June 30, 1996 included in the Annual Report on Form 10-KSB of Suburban Bancorporation, Inc. and subsidiaries for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                           Deloitte & Touche LLP

Cincinnati, Ohio

May 15, 1997